Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Haoxi Health Technology Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
	Equity	Class A ordinary shares, par value $0.0001 per share(4)	Rule 457(a)	3,450,000	$5.00	$17,250,000	0.0001102	$1,900.95
Fees to Be Paid	Equity	Underwriter’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Equity	Class A ordinary shares underlying the underwriter’s warrants	Rule 457(a)	–	–	–
	Total Offering Amounts					$17,250,000		$1,900.95
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$1,900.95

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby an indeterminate number of additional Ordinary Shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	No fee required pursuant to Rule 457(g) of the Securities Act.

(4)	Includes (a) 3,000,000 Class A Ordinary Shares; and (b) up to 15% of the total number of Class A Ordinary Shares to be offered by us pursuant to this offering that may be purchased by the underwriter pursuant to its over-allotment option to purchase additional shares.